[Coty Management B.V. Letterhead]

Pierre Laubies
[XXX]
[XXX] Amsterdam

Amsterdam, 5 May 2020

Re: Severance Payment Adjustment; Termination Date

Dear Pierre:

This letter agreement is to confirm that pursuant to Section 21 of that certain Settlement Agreement dated 27 February 2020 (the Settlement Ageement) by and between you and Coty Management B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Schiphol Boulevard 393 Toren B, 1118 BJ Schiphol, the Netherlands (the Company), the Company and you agree that:

•the “Severance Payment” set forth in Section 6 of the Settlement Agreement shall be reduced to an amount equal to €1.014.413,00 gross (including holiday allowance). As we have agreed, this reduction in the Severance Payment is consistent with the recent reduction in your annual base salary approved by the Board of Directors of Coty, Inc.; and

•the “Termination Date” set forth in Section 1 of the Settlement Agreement shall be amended to 1 June 2020.

Except as expressly set forth herein, all other terms and provisions of the Settlement Agreement remain unmodified and in full force and effect. This letter agreement shall be governed by and construed in accordance with the laws of the Netherlands. All disputes arising out of or in connection with this letter agreement shall be submitted in the first instance to the competent court in Amsterdam.

Please acknowledge your agreement with the foregoing modifications to the Settlement Agreement by executing where indicated below and returning a countersigned copy to me for our records.

Best regards,
Coty Management B.V.

/s/ Jaap Bruinsma

Jaap Bruinsma
Senior HR Director Global HQ & Benelux

Acknowledged and agreed:

/s/ Pierre Laubies
Pierre Laubies
Date: 5 May 2020